UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 7, 2014

Corcept Therapeutics Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-50679	77-0487658
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

149 Commonwealth Drive

Menlo Park, CA 94025

(Address of principal executive offices, with zip code)

(650) 327-3270

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former, address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 7, 2014, we entered into a manufacturing agreement (the “Agreement”) with AAIPharma Services Corp. (“AAI”), pursuant to which AAI will manufacture and package Korlym® tablets (the “product”). We will supply mifepristone, the active pharmaceutical ingredient in Korlym®, to AAI for use in the manufacture of the product. AAI will manufacture the product in accordance with FDA and other regulatory requirements.

The initial term of the Agreement is a period of three years from April 7, 2014, with consecutive automatic extensions of two years unless either party gives written notice—in the case of AAI, 18 months prior to the end of the applicable term, and in our case 12 months prior to the end of the applicable term—that it does not want such an extension. We have the right to terminate the Agreement if AAI is unable to manufacture the product for a consecutive four-month period or if the product is withdrawn from the market. The Agreement contains customary representations, warranties and covenants. Subject to certain limitations, we have agreed to indemnify AAI for certain third-party claims related to the product, and AAI has agreed to indemnify us for certain breaches of representations, warranties and covenants, and other specified matters.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to our quarterly report on Form 10-Q for the quarter ending June 30, 2014.

Statements made in this current report on Form 8-K, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to the manufacture of the product. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. These and other risk factors are set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent SEC filings. We disclaim any intention or duty to update any forward-looking statements made in this current report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORCEPT THERAPEUTICS INCORPORATED

By:	/s/ G. Charles Robb
	Name:	G. Charles Robb
	Title:	Chief Financial Officer and Secretary

Date: April 11, 2014

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